SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

We have adopted a deferred compensation plan for our non-employee directors, effective as of December 5, 2005, pursuant to which each non-employee director has the option to defer some or all of such director’s cash compensation in exchange for our unfunded and unsecured promise to make a payment at a future date as specified in the plan. Amounts deferred under this plan are deemed to be invested in shares of our common stock. Payouts under the plan will be made in shares of our common stock. The plan is set forth as Exhibit 10 hereto.

Item 3.02. Unregistered Sales of Equity Securities.

On December 5, 2005, EHP Operating Partnership, L.P., our operating partnership, issued 427,485 operating partnership units to CPX RiverCenter Development LLC, an entity that is beneficially owned by William P. Butler, our chairman, upon the exercise of its option to acquire the remaining 51% interest in the entity that owns the Embassy Suites Hotel Cincinnati-RiverCenter. As a result, we now own all of the interests in the entity that owns the Embassy Suites Hotel Cincinnati-RiverCenter.

On December 5, 2005, our operating partnership also issued an aggregate of 250,000 operating partnership units to the original contributors of the entity that owns the Embassy Suites Hotel Denver-International Airport. Such units were issued pursuant to the earn-out provisions of the original contribution agreement, which provided for the issuance of an aggregate of 250,000 units in the event that EBITDA (as defined in the agreement) at the Embassy Suites Hotel Denver-International Airport exceeded $2,815,459 for any 12-month trailing period prior to October 6, 2007. During the 12-month period ended September 30, 2005, EBITDA at the Embassy Suites Hotel Denver-International Airport exceeded $2,815,459.

After one year, limited partners may generally redeem each unit for the cash value of one share of our common stock or, at our sole option, one share of common stock. All of the operating partnership units were issued in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

Ex. No.	Description of Exhibit
10	2005 Deferred Compensation Plan for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ Raymond D. Martz
Raymond D. Martz
Chief Financial Officer, Secretary and Treasurer

Dated: December 8, 2005

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